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                                                                     EXHIBIT 99B

                              Nuevo Energy Company
                             1331 Lamar, Suite 1650
                              Houston, Texas 77010
                              phone (713) 652-0706

                                  NEWS RELEASE

                             FOR IMMEDIATE RELEASE


                                                                     May 6, 1998
Contact:  Barbara B. Forbes
Director of Investor Relations
(713) 756-1652

                       NUEVO EVALUATING POTENTIAL SALE OF
                         EAST TEXAS NATURAL GAS ASSETS;
                            ALSO ANNOUNCES NEW NOTE
                OFFERING AND REDUCTION OF 1998 CAPITAL SPENDING

HOUSTON: Nuevo Energy Company (NYSE: NEV) today announced that it has retained an investment banking firm to evaluate options for maximizing the value of its East Texas natural gas reserves, including a possible sale of those operations, in order to take advantage of a strong market for such properties and to redeploy capital into higher return alternatives.


Concurrently, Nuevo announced that it intends to offer for sale $100 million of senior subordinated notes that will mature in 2008 through a Rule 144A offering to qualified institutional buyers. Nuevo intends to use the proceeds to reduce the outstanding balance under its senior revolving credit facility. The notes offered will not be registered under the U.S. Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.


Additionally, in response to lower price realizations for its oil production, Nuevo announced a $45 million reduction in capital spending plans for the year from its original budget of $196 million. These program reductions affect oil development projects whose projected rates of return fall below acceptable threshold levels assuming the continuation of current low oil prices. Management believes that all of these projects will ultimately be undertaken once oil prices return to historic norms.

"Taken together, these three actions represent an aggressive strategy to respond to and benefit from the effects of the current low oil price environment, but more importantly they position us to take advantage of better investment opportunities which lie ahead of us, including drilling projects in California and West Africa, potential acquisitions of crude oil properties, and repurchases of Nuevo common stock," commented Doug Foshee, Nuevo's Chairman and CEO.

Nuevo has retained NationsBanc Montgomery Securities LLC to assist in the evaluation of the disposition of certain East Texas natural gas properties. Proved reserves associated
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with these assets totaled approximately 275 bcfe at January 1, 1998. While management believes that a sale of these assets is likely to occur before the end of 1998, the final decision to sell any assets will be subject to management's satisfaction with the valuation received.

"Contemplating a sale of properties in a core area like East Texas is consistent with our stated objective to aggressively manage our portfolio," said Foshee. "Gas prices are high, acquisition pricing is strong, and we are confident in our ability to successfully redeploy this capital elsewhere in our existing opportunity set, as well as through attractively priced acquisitions of oil-oriented assets."

MORE

Proceeds from any property sale will be used first to eliminate the company's remaining senior bank debt, which may be redrawn to fund capital expenditures or acquisitions. Depending on the proceeds received from the transaction, Nuevo will also consider repurchasing its common stock pursuant to a one million share authorization approved by its board in late 1997.

Nuevo disclosed that the proposed note offering will coincide with a consent solicitation to amend the terms of the company's existing 9.5% senior subordinated notes due 2006, in order to conform them with the terms of the new offering.

"By updating the existing agreement, we will ensure ourselves of the flexibility necessary to implement our contrarian business strategy, which includes repurchasing shares from time to time," explained Bob King, Nuevo's Chief Financial Officer. "Additionally, the consent solves the problem of having to maintain two sets of books for covenant compliance, as would otherwise be required given the change to the successful efforts accounting method that we announced this morning."

The reduction in capital spending followed an economic evaluation of Nuevo's 1998 drilling projects given a significantly lower crude oil price environment. The majority of the reduction in exploitation activity is in California and pertains to deferral of shallow vertical wells, well workovers, and certain facility modifications. Major efforts such as the development of the Monument Junction prospect in California and the Lower Sendji development of the Yombo Field offshore the Republic of Congo will not be impacted. On the exploration side, the reduction affects a few small projects, with Nuevo's largest reserve potential projects, Midway Peak and the Ghana East Cape Three Points prospect, still on track for drilling in 1998.


"Despite a 23% reduction in our budget, we continue to forecast double digit production growth in 1998 from exploitation alone," said Foshee. "This, plus our growing exploration program and a strong balance sheet that will permit us to aggressively pursue acquisition opportunities, will expose our shareholders to meaningful reserve and production growth in 1998."

Nuevo Energy Company is a Houston, Texas based company primarily engaged in the exploration for and the acquisition, exploitation, development and production of crude oil and natural gas. Nuevo's principal domestic properties are located onshore and offshore California, in East Texas and the onshore Gulf Coast region. Nuevo is the largest independent producer of oil and gas in California. The Company's international properties are located offshore the Republics of Congo and Ghana in West Africa.
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This press release includes "forward looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including without limitation, statements regarding the quantities of reserves, business strategies, plans and objectives of management of Nuevo for future operations, capital expenditures and capital stock repurchases, are forward looking statements. There can be no assurances that such forward looking statements will prove to be correct. Important factors that could cause actual results to differ materially from the forward looking statements ("Cautionary Statements") include volatility in oil and gas prices, operating risks, risks of foreign investments, markets for producing gas properties, the Company's substantial capital requirements, the risks associated with reserve replacement, competition from other companies and other factors set forth in the Company's Annual Report on Form 10-K filed with the SEC and incorporated herein. All subsequent written and oral forward looking statements attributable to the Company or to persons acting on its behalf are expressly qualified by the Cautionary Statements.